Exhibit 10.1

Separation Agreement

This Separation Agreement (the "Agreement") is entered into as of this 22nd day of February 2013 (the "Effective Date"), by and among Ted Green ("Executive"), Image Entertainment, Inc., a Delaware corporation (the "Company"), and RLJ Entertainment, Inc. a Nevada corporation ("RLJE") (collectively referred to herein as the "Parties").

W it n e s s e t h:

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of April 14, 2010, as amended by that First Amendment to Employment Agreement, dated July 12, 2010 (together, the "Employment Agreement");

WHEREAS, prior to October 3, 2012, Executive held the titles of Chairman ofthe Board, President and Chief Executive Officer of the Company, pursuant to the Employment Agreement;

WHEREAS, as of October 3, 2012, Executive was appointed Chief Executive Officer of RLJE, and was elected as a member of the Board of Directors of RLJE, in connection with certain transactions involving RLJ Acquisition, Inc., the Company and Acorn Media Group, Inc. ("Acorn"), which resulted in RLJE becoming the parent corporation of the Company and Acorn (collectively, the "Transactions");

WHEREAS, as of October 3, 2012, upon the closing of the Transactions, (:) all of Executive's purchased equity and Type A and B restricted stock were exchanged for shares of fully vested common stock in RLJE and (y) all of Executive's Type C restricted stock and stock options to purchase Company common stock were terminated, and Executive has no additional options, restricted stock or rights to additional options or restricted stock in the Company or RLJE;

WHEREAS, Executive desires to resign from all of his remaining positions, offices and titles, including memberships on the Boards of Directors, of the Company, RLJE, and all of their affiliates, in each case, effective as of January 18, 2013 (the "Separation Date");

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Employment Agreement, subject to Executive's execution of this Agreement; and

WHEREAS, the  Company and Executive now wish to  fully and finally resolve all compensation and benefits related matters between them, subject to the terms set forth below.

NOW, THEREFORE, in consideration of, and subject to, the receipt of the severance benefits payable to Executive pursuant to the Employment Agreement, and such other matters as are agreed upon below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. Resignation. As of the Separation Date, Executive resigned from all of his positions, offices and titles, including memberships on the Boards of Directors, of the Company, RLJE, and all of their affiliates. Without limiting the previous sentence and as of the Separation Date, Executive resigned as Chief Executive Officer of RLJE and as a member of the Board of Directors of RLJE. Executive agrees that he will, from time to time, sign such additional documents as may be reasonably requested by RLJE to confirm his resignations as specified under the terms of this section. The Employment Period, as defined in the Employment Agreement, terminated as of the Separation Date.

2.            Payments and Benefits to Executive. In full and final consideration of all obligations to Executive, subject only to the remainder of the terms and conditions of this Agreement, RLJE and the Company agree to pay or provide the following to Executive, in all cases, however, less applicable withholdings taxes:

(a)       Accrued Salary and Vacation. The payments and benefits specified in Section 4(c)(i) of the Employment Agreement [accrued salary and vacation], which amount is equal to $60,214.51. Executive acknowledges and agrees that such amount is the proper amount under such section of the Employment Agreement and was paid to Executive prior to the Effective Date;

(b)       Unreimbursed Expenses. Reimbursement of all unreimbursed expenses incurred through the Separation Date pursuant to Section 3 of the Employment Agreement, which amount is equal $405,618.65. Prior to the Effective Date, the Company shall provide a schedule specifying the various Executive expenses reports that such payments is reimbursing. Executive acknowledges and agrees that the amounts reflected on such schedule are all the expenses that Executive is owed;

(c) Severance. The payment specified in Section 4(c)(iii) ofthe Employment Agreement [severance payment], which is equal to $475,000. Executive acknowledges and agrees that such amount is the proper amount under such section of the Employment Agreement;

(d) Payment in Lieu of Medical Benefits. In lieu ofthe Company's obligation under Section 4(c)(v) of the Employment Agreement (medical benefits), a payment of$6,687.36. The Company represents that such amount reflects the annual cost of individual medical coverage under its medical insurance plan;

(e)       Legal Fees.  Payment or reimbursement of reasonable attorneys' fees and expenses  incurred by Executive in reviewing and negotiating this Agreement, as well as his (and John Hyde's) potential employment  and equity arrangements with RLJE and its affiliates, up to a maximum of $50,000; and

(f)        Computer Equipment. Executive may retain his Company-provided laptop computer, iPad and iPhone, provided, that he wipes all Company data and information from their storage prior to the Effective Date, and Executive will cooperate in providing reasonable assurances, either before or after the Effective Date, that he has complied with this section. Executive represents and warrants that he has not copied any Company or RLJE data on such devices, and covenants that he will not do so before removing such data from the devices.

(g)       Payment.   The amounts  specified  in clauses  (b), (c), (d) and (e) of this Section 2 ($937,306.01  in the aggregate) shall be paid in cash as follows:  $100,000 shall be paid on the Effective Date, and the balance of such amounts shall be paid in three substantially  equal  installment is not paid when due, such installment shall accrue interest at a rate of 12% per annum, compounded quarterly, from the date such installment was due until the date such installment is actually paid.  For the avoidance of doubt, the Company and Executive hereby waive the provisions of the last paragraph of Section 4(c) of the Employment Agreement [mutual waiver and release requirement].

3.            Confidentiality of Agreement.  Except as may be required by law or court order, neither Executive, his attorney, nor any person acting by, through, under or in concert with them shall disclose the terms of this Agreement or its existence to any individual or entity other than their immediate family and accountants or tax preparers as may be necessary. In the event that a disclosure authorized by this Agreement is made, Executive shall inform the person to whom information is disclosed of the confidential nature of this Agreement and its terms and that, upon being informed  of  the terms of  this  Agreement, the  person shall  be equally  bound  by the provisions of this paragraph.

4.            Advice of Counsel.  Executive has had the advice of independent legal counsel of his own choosing in negotiations for and the preparation of this Agreement.   Executive has executed this Agreement after careful and independent investigation, understands all of its terms, and agrees to those terms voluntarily, and affirmatively warrants that he is not executing this. Agreement under fraud, duress or undue influence.

5.            Integration.     This  Agreement,  the   Employment  Agreement  and  the  other documents described or referred to herein set forth the final, sole, and entire agreement between Executive and the Company and RLJE, and supersede any and all prior agreements, negotiations, discussions or understandings between Executive and the Company and RLJE concerning the subject matter hereof.  This Agreement may not be altered, amended, or modified, except by a further writing signed by all of the parties.

6.            Cooperation.  Executive   agrees  to  provide  RLJE  and  the   Company  with Executive's  reasonable cooperation regarding() any matters relating to Executive's duties and responsibilities and (Q) actual or potential claims, controversies or lawsuits brought by or against RLJE or any of its subsidiaries in which Executive has knowledge of the particular facts or circumstances giving rise to the claim. RLJE shall pay for any and all reasonable out-of-pocket expenses incurred by Executive in connection with such cooperation.

7.             Miscellaneous Provisions.

(a)       The provisions of this Agreement are severable. If any provision is held to be  invalid  or  unenforceable, it  shall  not  affect  the  validity or  enforceability  of  any  other provision.

(b)       This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of New York. The language in this Agreement shall not be construed for or against any particular party.

(c)       This  Agreement  may  be executed  in ink or by facsimile  and in one  or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

(d)       This Agreement shall apply to, bind, and inure to the benefit of the Parties and their respective successors and assigns.

(e)        Any  individual  signing  this  letter  on  behalf  of  the  Company  or  RLJE represents and warrants to Executive that he/she has actual authority to enter into this Agreement on behalf of the Company and RLJE, respectively.

(f)       The provisions of Section 17 of the Employment Agreement are hereby incorporated  by reference into this Agreement, and as such shall remain in full force and effect; provided,  however,  that any claim  or dispute  between the parties arising  out of a legal action brought by a third party against a party to this Agreement, may be brought and tried in the same action or proceeding as the third party action.

-- Signature page follows --

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates indicated below.

RLJ Entertainment, Inc.

By:	/s/ Miguel Penella
Name :	MIGUEL PENELLA
Title :	CEO

Image Entertainment, Inc.

By:	/s/ Miguel penella
Name :	MIGUEL PENELLA
Title :	CEO

Executive

/s/ Theodore S. Green
Theodore S. Green